Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” and “Selected Historical Consolidated Financial Data of TWC” in the Registration Statement (Form S-4) and related joint proxy statement/prospectus of Comcast Corporation and to the incorporation by reference therein of our reports dated February 18, 2014, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Time Warner Cable Inc. in its Annual Report (Form 10-K) for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
March 20, 2014